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                                                                    EXHIBIT 14.1

                           METRETEK TECHNOLOGIES, INC.

  CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

                              ADOPTED JUNE 9, 2003

PURPOSE

         This Code of Ethics for Principal Executive Officer and Senior Financial Officers (this "Code") has been adopted by the Audit Committee, and approved by the Board of Directors, of Metretek Technologies, Inc. (the "Company"). This Code is designed to deter wrongdoing and to promote honest and ethical conduct, full and accurate disclosure in periodic reports, and compliance with laws and regulations by the Company's senior officers who have financial responsibilities.

APPLICABILITY

         This Code applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions designated by the Company's Board of Directors (collectively, the "Senior Financial Officers"). The Senior Financial Officers must conduct themselves in accordance with the principles and responsibilities set forth in this Code.

REQUIREMENTS

         Each of the Senior Financial Officers shall:

         1. Act ethically and with honesty and integrity in the performance of his duties for the Company, including any avoiding actual or apparent conflicts of interest in personal and professional relationships. A "conflict of interest" occurs when an individual's private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when a Senior Financial Officer takes actions or has interests that may make it difficult to perform his Company work objectively and effectively. Conflicts of interest also arise when a Senior Financial Officer or a member of his family, receives improper personal benefits as a result of his position in the Company. Additionally, a Senior Financial Officer shall avoid working for or receiving payments of any kind from any competitor, customer, distributor or supplier of the Company, without the prior approval of the Company's Audit Committee.

         2. Avoid transactions that involve potential conflicts of interest that have not been appropriately processed in accordance with Company policy or reviewed and approved by the Board of Directors or the appropriate Board Committee, and disclose to one of the persons designated in Item 11 below, any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest.

         3. Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company.

         4. Comply in good faith with all applicable laws, rules and regulations (including insider trading laws) of federal, state, provincial and local governments, and other private and public regulatory agencies.

         5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his independent judgment to be subordinated.

         6. Respect the confidentiality of information acquired in the course of his service with the Company, except when authorized or otherwise legally obligated to disclose such information. Confidential information acquired in the course of his service with the Company shall not be used for personal advantage. Confidential information includes all non-public information that might be of use or benefit to competitors, or harmful to the Company or its customers, if disclosed.

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         7.       Share knowledge and maintain skills that are relevant to carry out his duties to the Company or that are important to his constituents' needs.

         8. Proactively promote ethical behavior among employees of the Company and as a responsible partner among industry peers and associates.

         9. Achieve responsible use and management of and maintain control over all assets and resources of the Company employed by him or entrusted to him by the Company. All Company assets must be used for legitimate business purposes.

         10. Comply with, and be held accountable for adherence to, this Code.

         11. Promptly report any illegal or unethical conduct by any director, officer or employee that has occurred, is occurring, or may in his reasonable judgment occur in the future, including any violations of this Code, to one of the following persons: the Company's Chief Executive Officer, the Company's outside legal counsel or the Chairman of the Company's Audit Committee.

         12. Avoid (a) taking for himself personally opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company. Each Senior Financial Officer owes a duty to the Company to advance its legitimate interests when the opportunity to do so arises. If a Senior Financial Officer believes that a contemplated transaction might constitute a corporate opportunity, he should make full disclosure to the Audit Committee and obtain authorization to pursue the opportunity before pursuing the opportunity.

         13. Endeavor to deal fairly with the Company's customers, suppliers, competitors and employees, and not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or use any other unfair-dealing practice.

         14. Engage in good faith, honest and accurate recording and reporting of information and transactions. Including such data as quality, safety, and personnel records, as well as all business and financial records and reports filed with the SEC. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to the Company's system of internal controls. No false or artificial entries may be made.

COMPLIANCE AND SANCTIONS

         A Senior Financial Officer who violates this Code will be subject to appropriate disciplinary action, including censure, suspension or termination. Senior Financial Officers are encouraged to report actual or suspected violations of laws, rules and regulations or this Code. Senior Financial Officers may report such violations on an anonymous basis. All such reports will be kept confidential. No retribution or retaliation will be taken or tolerated against a Senior Financial Officer for reporting in good faith a violation or a suspected violation. The Audit Committee is responsible for the enforcement of, and the approval of any changes, modifications or amendments to, this Code.

WAIVER

         The Audit Committee or the Board of Directors may from time to time modify and amend this Code. In addition, the Audit Committee and the Board of Directors may under exceptional circumstances waive application of this Code, provided that a request by a Senior Financial Officer is made in writing to the Audit Committee in advance of any activities requiring waiver. Every waiver or amendment of this Code will promptly be disclosed to shareholders and posted on the Company's website in accordance with applicable law, SEC and stock exchange requirements.